As filed with the Securities and Exchange Commission on May ____, 1998

-------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549




                                   FORM SB-2/A
                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933

                                EAT AT JOE'S, LTD
                 (Name of Small Business Issuer in its Charter)


         DELAWARE                        5812                 75-2636283
(State or other jurisdiction  (Primary standard industrial   (I.R.S Employer
      of incorporation)        classification code number) (Identification no.)



                              670 WHITE PLAINS ROAD

                            SCARSDALE, NEW YORK 10583

                                 (914) 725-2700
          (Address and Telephone Number of Principal Executive Offices)

                      JOSEPH FIORE, CHIEF EXECUTIVE OFFICER
                               EAT AT JOE'S, LTD.

                              670 WHITE PLAINS ROAD

                            SCARSDALE, NEW YORK 10583
                                 (914) 725-2700
           (Name, Address, and Telephone Number of Agent For Service)

                                   Copies to:

                               JAMES EISBERG, ESQ
                               BECKMAN, MILLMAN & SANDERS, LLP
                               116 JOHN STREET, 13TH FLOOR
                               NEW YORK, NEW YORK 10038

                               (212) 406 4700
                               FAX (212) 406 3750

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE
 ------------------------------------------------------------------------------
 ------------------------------------------------------------------------------

                                    Proposed          Proposed Max.
Title of Each Class                 Maximum Offering  Aggregate     Amount of
of Securities        Amount to be   Price per         Offering      Registration
to be registered     registered(1)  Security          Price(1)      fee

-------------------------------------------------------------------------------

Warrants
                        188,000      $ .01            $    1,880         $    1
-------------------------------------------------------------------------------
Common Stock

$.0001 par value        292,000(2)   $2,00            $  584,000         $  170
underlying Warrants     (2)

-------------------------------------------------------------------------------
Common Stock $.0001
par value issuable
upon conversion of

outstanding Convertible 2,500,000(3) $2.00            $5,000,000         $1,450
Preferred Stock
and Debentures
-------------------------------------------------------------------------------
Total
                                                      $5,585,880         $1,621

-------------------------------------------------------------------------------


                                      (ii)

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2) Pursuant to Rule 415 under the Securities Act of 1933, as amended, this registration statement also covers such additional securities as may become issuable upon exercise of warrants issued to J. P. Carey Securities, Inc., and Sovereign Capital Advisers (and their designees) who served as agent for the placement of the Company's securities in March, May and July, 1998.


(3) Plus such indeterminate additional number of shares as may be issuable pursuant to adjustment provisions of such securities.




                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
------------------------------------------------------------------------
------------------------------------------------------------------------




                                EAT AT JOE'S, LTD
                              CROSS REFERENCE SHEET
                              PURSUANT TO RULE 404


                  ITEM NUMBER IN
            FORM SB-2 AND TITLE OF ITEM                LOCATION IN PROSPECTUS

PROSPECTUS
- ---------------------------------------------------
Item 1.   Front of Registration Statement and
           Outside Front Cover of Prospectus.......   Cover Page

Item 2.   Inside Front and Outside Cover Pages
              of Prospectus . . . . . . . . . . . .   Inside Front and Outside
                                                      Cover Pages of Prospectus

Item 3.   Summary Information and Risk Factors....    Prospectus Summary; The
                                                      Company; Risk Factors


                                      (iii)

Item 4.   Use of Proceeds.........................    Not Applicable

Item 5.   Determination of Offering Price.........    Outside Front Cover Page;
                                                      Price Range of Common
                                                      Stock

Item 6.   Dilution................................    Not Applicable

Item 7.   Selling Security Holders................    Principal and Selling
                                                      Shareholders

Item 8.   Plan of Distribution....................    Principal and Selling
                                                      Shareholders

Item 9.   Legal Proceedings.......................    Business

Item 10.  Directors, Executive Officers, Promoters
           and Control Persons.....................   Management

Item 11.  Security Ownership of Certain Beneficial
           Owners and Management...................   Principal and Selling
                                                      Shareholders

Item 12.  Description of Securities...............    Description of Securities



Item 13.  Interest of Named Experts and Counsel...    Legal Matters; Experts

Item 14.  Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities.............................   Management

Item 15.  Organization Within Last Five Years.....    Certain Transactions


Item 16.  Description of Business.................    The Company; Business

Item 17.  Management's Discussion and Analysis or
             Plan of Operation....................    Management's Discussion
                                                      and Analysis of Financial
                                                      Condition and Results of
                                                      Operations

Item 18.  Description of Property.................    Business

Item 19.  Certain Relationships and Related
             Transactions.........................    Certain Transactions

Item 20.  Market for Common Equity and Related
             Stockholder Matters..................    Outside Front Cover Page
                                                      of Prospectus; Risk
                                                      Factors

                                      (iv)

Item 21.  Executive Compensation..................    Management

Item 22.  Financial Statements....................    Financial Statements

Item 23.  Changes in and Disagreements with
             Accountants on Accounting and Financial
                Disclosure . . . . . .. . . . . ..    Not Applicable












































                                       (v)

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION; DATED ____________, 1998

                                Eat at Joe's Logo

                                EAT AT JOE'S, LTD

                      _____________ Shares of Common Stock


     __________________ shares of Common Stock of Eat at Joe's, Ltd. ("Company") are being sold ("Offering") by certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any proceeds from the sale of the shares by the Selling Shareholders. See "Principal and Selling Shareholders."

         The Selling Shareholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended ("Securities Act"). If any broker-dealers are used by the Selling Shareholders, any commission paid to broker-dealers and, if broker-dealers purchase any Selling Shareholders Common Stock as principals, any profits received by such broker-dealers on the resale of the Selling Shareholders Common Stock may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Shareholders may be deemed to be underwriting commissions.

         The Company's Common Stock is quoted on the OTC Bulletin Board under the symbol JOES. The closing bid price for the Common Stock on __________ , 1998 as reported by the OTC Bulletin Board was $__________ per share.
See "Price Range of Common Stock."

     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE ARE SPECULATIVE SECURITIES.

-------------------------------------------------------------------------------
                                                            Proceeds to Selling
           Price to Public    Underwriting Discount         Stockholders
-------------------------------------------------------------------------------

Per Share  $_______           Not Applicable                $_________

-------------------------------------------------------------------------------

Total      $__________        Not Applicable                $_________

-------------------------------------------------------------------------------

           The date of this Prospectus is                    , 1998.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Warrants referred to herein. Investors should carefully consider the information set forth under the caption "Risk Factors."

                                   THE COMPANY


     The business of Eat at Joe's, Ltd. (the "Company") is to develop, own and operate theme restaurants called "Eat at Joe's(R)." The Company presently owns and operates six restaurants; four restaurants located in Philadelphia, Pennsylvania, one in Cherry Hill, New Jersey, and one in Vorhees, New Jersey ("Existing units"). The Company is planning to open six additional restaurants before the end of 1998. All these restaurants will be located within two hours from the Company's operation's center in Cherry Hill, New Jersey. All restaurants will be located in high traffic locations. The restaurants will be modest priced restaurants catering to the local working and residential population rather than as a tourist destination.

      The Company's operations have generated losses since its inception. Approximately $2,600,000 will be required to open the additional restaurants. Management anticipates that sources of funds for the construction of the additional units will come from cash flow from operations ($350,000); private placements of securities ($1,650,000); and landlord contributions for build out alterations ($600,000).


     The restaurants will be decorated in a 1950's diner style. Each restaurant will offer three meals a day from an extensive 50's diner style menu including: eggs and hot cakes for breakfast; soup, sandwiches and salads for lunch; burgers, meat loaf and chicken entrees for dinner. All units will offer take out service.



     The Company opened a 550 square foot Philadelphia location ("Shops at Penn") in November 1997, 600 square foot Cherry Hill location in December 1997 ;470 square foot location in Vorhees, New Jersey in May, 1998; 845 square foot location at the Philadelphia Airport in May 1998; 4,000 square foot University City Diner location (Philadelphia) in July 1998 and 2,000 square foot Market East (Philadelphia) location in August 1998 . Four of the restaurants are located in food courts in malls with common seating provided by the mall operator and two are sit down restaurants

     The Company's revenues are not yet sufficient to cover its expenses and it is compelled to issue securities convertible into common stock at a significant discount to market to finance itself. The Company plans to open 2 additional restaurants in September 1998 and the Company projects it will be operating on a break-even basis at the end of its third quarter.

     The Company was incorporated in January 1988 as a Delaware corporation. Through December 1992 it engaged in businesses unrelated to the present restaurant business. See Note 1 to Consolidated Financial Statements, page F-8. The Company was inactive from December 1992 through January 1997 when its shareholders adopted a plan of reorganization and merger with E.A.J. Holding Co., Inc. and subsequently began development of its present business. The Company's executive offices are located at 670 White Plains Road, Scarsdale, New York 10583 and its telephone number is 914 725 2700. The Company's operation's office is located at 1415 Route 70 East, Suite 412, Cherry Hill, New Jersey 08034


                                  THE OFFERING


Common Stock Offered by the Selling Stockholders.............. 1,745,362 shares

Common Stock to be outstanding after the Offering.............14,727,175 shares


OTC Bulletin Board Symbol..................................................JOES



                         SUMMARY FINANCIAL INFORMATION




===============================================================================
                               Fiscal Years Ended December 31
===============================================================================
                            1993(1)   1994(1)     1995(1)      1996      1997
                            -------------------------------------------------


Income Statement Data:

     Net sales              $   -   $    -         $   -   $       -  $  84,781
     Gross profit               -        -             -           -     27,926
     Operating loss             -        -             -    (14,762)  (294,718)
     Other expense, net         -        -             -     (3,938)    (4,304)
                                                             -------    -------

    Loss before inc. taxes      -        -             -    (18,700)  (299,022)
     Income taxes               -        -             -          -          -

      Net Loss              $   -   $    -         $   -   $(18,700) $(299,022)

Per Share Data
      Net loss              $   -   $    -         $   -   $      -  $   (0.02)
                                                                      ---------
      Weighted average
      shares outstanding   313,973  313,973      313,973  6,535,247 11,729,107

                                                           December 31, 1997
                                                        Actual    As Adjusted(2)
Balance Sheet Data:
Working Capital                                   $ (1,118,474)    $(1,118,574)
Total Assets                                         2,314,972       2,314,972
long-term debt                                               -               -
Shareholders' equity                                   912,315         912,315


-----------------------
(1) The Company was inactive during 1993, 1994 and 1995

(2) Reflects the consummation of the offering as if the offering had occurred at December 31, 1997.



                                  RISK FACTORS

     An investment in the Common Stock of the Company offered hereby is highly speculative and involves a high degree of risk. Investors could lose their entire investment. Prospective investors should carefully consider the following factors, along with the other information set forth in this Prospectus, in evaluating the Company, its business and prospects before purchasing the Common Stock.

LACK OF PROFITABILITY; LACK OF OPERATING HISTORY

     The Company opened its first restaurant in November 1997 and second in December 1997. The Company had a loss of $211,522 for the year ended December 31, 1997. The Company had a working capital deficit of 1,118,474 and a retained earnings deficit of $1,373,257 at December 31, 1997. Prior to the opening of its Philadelphia location ("Shoppes at Penn'), the Company had no operations or revenues. Accordingly, the Company's operations are subject to all of the risks inherent in the establishment of a new business enterprise, including the lack of operating history. The likelihood of success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment of any company. There can be no assurance that future operations of such restaurants, or any future restaurants, will be profitable. Future revenues and profits, if any, will depend upon various factors, including the market acceptance of the Company's 50's diner decor concept, the quality of restaurant operations, and general economic conditions. Frequently, restaurants, particularly theme-oriented restaurants, experience a decline of revenue growth or of actual revenues as the restaurant's "initial honeymoon" period expires and consumers tire of the related theme. There is no assurance that the Company can operate profitably or that it will successfully implement its expansion plans, in which case the Company will continue to be dependent on the revenues of the Existing Units. Furthermore, to the extent that the Company's expansion strategy is successful, the Company must manage the transition to multiple site operations, higher volume operations, the control of overhead expenses and the addition of necessary personnel.


LIMITED MANAGEMENT EXPERIENCE/NEED FOR ADDITIONAL MANAGEMENT

     The success of the Company will depend upon the Company's ability to attract and retain a highly qualified management team. Joseph Fiore and Andrew Cosenza, Jr., the Company's Chairman and President respectively, each have over 15 years experience in the multi-unit restaurant business. The Company will also need to hire other corporate level and management employees to help implement and operate its expansion plans, including a chief financial officer, retail leasing specialist and construction coordinator. The failure to obtain, or delays in obtaining, key employees could have a material adverse effect on the Company. See "Management."



LIMITED BASE OF OPERATIONS


     The Company currently operates only 6 restaurants and plans to open 6 additional restaurants in 1998. The combination of the relatively small number of locations and the significant investment associated with each new unit may cause the operating results of the Company to fluctuate significantly and adversely affect the profitability of the Company. Due to this relatively small number of current and planned locations for the current year, poor operating results at any one unit or a delay in the planned opening of a unit could materially affect the profitability of the entire Company. Future growth in revenues and profits will depend to a substantial extent on the Company's ability to increase the number of its restaurants. Additionally, the Company's history does not provide any basis for prediction as to whether individual units will tend to show increases or decreases in comparable unit sales. The Company has not conducted extensive market surveys in determining restaurant locations but has relied on the expertise of its management. Management anticipates that sources of funds for the construction of the additional units will come from cash flow from operations ($350,000); private placements of securities ($1,650,000); and landlord contributions for build out alterations ($600,000). An investor, Sareq, Inc., has agreed to purchase $1,650,000 principal amount of the Company's convertible debentures during 1998. $450,000 principal amount has been purchased as of the date of this prospectus. While there is no assurance that the Company will be able to continue raising funds from private sources, it believes it will able to continue to do so.




LIMITED FINANCIAL RESOURCES; NEED FOR ADDITIONAL FINANCING

     The Company's ability to execute its business strategy depends to a significant degree on its ability to obtain substantial equity capital to finance the development of additional restaurants. During the remainder of this year, in addition to the sale of $1,650,000 of convertible debentures descried above, the Company will seek to raise expansion funds as needed by the sale of equity securities or by borrowing. There is no assurance that the Company will be successful in this financing effort. The proceeds("New Financings"), if obtained will provide the Company with the financing required to develop and open 8 additional restaurants in 1999 and for working capital purposes. The total cost of developing the Shops at Penn unit was approximately $195,000, which included $125,000 for the design and construction, $50,000 for equipment, furniture and fixtures, and $20,000 for other costs. The total cost of developing the Cherry Hill unit was approximately $215,000, which included $140,000 for the design and construction, $55,000 for equipment, furniture and fixtures, and $20,000 for other costs. The Company estimates that the costs of developing 6 additional restaurants presently planned for the remainder of this calendar year will be approximately $2,600,000. If the proceeds of the New Financings are not sufficient to develop such units, the expansion strategy of the Company will be adversely affected. If additional funds are required, there can be no assurance that any additional funds will be available on terms acceptable to the Company or its shareholders. New investors may seek and obtain substantially better terms than were granted its present investors and the issuance of such securities would result in dilution to the existing shareholders. Furthermore, as the Company prepares to open additional units, it will expend a relatively higher amount on administrative expenses than would a mature Company with such operations.

SECURITY INTEREST

         The Company's indebtedness to the holder of its convertible debenture in the principal amount of $450,000 due July 2001, is collateralized by substantially all of the assets of the Company. If this debt is not paid, the secured party could foreclose on substantially all of the assets of the Company which would materially adversely affect the Company's business plans and financial condition.


EXPANSION STRATEGY

     The Company's ability to open and successfully operate additional units will also depend upon the hiring and training of skilled restaurant management personnel and the general ability to successfully manage growth, including monitoring restaurants and controlling costs, food quality and customer service. While the Company's present senior management has experience developing and operating multi-unit facilities, the Company anticipates that the opening of additional units will give rise to additional expenses associated with managing operations located in multiple markets. Furthermore, the Company believes that competition for unit-level management has become increasingly intense as additional restaurant chains expand to new markets. Achieving consumer awareness and market acceptance will require substantial efforts and expenditures by the Company. An extraordinary amount of management's time may be drawn to such matters and negatively impact operating results. There can be no assurance that the Company will be able to enter into any other contracts for development of additional units on terms satisfactory to the Company. Accordingly, there can be no assurance that the Company will be able to open new units or that, if opened, those units can be operated profitably. See "Business -- Expansion Strategy."

THE RESTAURANT INDUSTRY AND COMPETITION

     The restaurant industry is highly competitive with respect to price, service, quality and location and, as a result, has a high failure rate. There are numerous well-established competitors, including national, regional and local restaurant chains, possessing substantially greater financial, marketing, personnel and other resources than the Company. There can be no assurance that the Company will be able to respond to various competitive factors affecting the restaurant industry. The restaurant industry is also generally affected by: changes in consumer preferences, national, regional and local economic conditions, and demographic trends. The performance of restaurant facilities may also be affected by factors such as traffic patterns, demographic considerations, and the type, number and location of competing facilities. In addition, factors such as inflation, increased labor and employee benefit costs, and a lack of availability of experienced management and hourly employees may also adversely affect the restaurant industry in general and the Company's restaurants in particular. Restaurant operating costs are further affected by increases in the minimum hourly wage, unemployment tax rates and similar matters over which the Company has no control. Finally, by the nature of its business, the Company would be subject to potential liability from serving contaminated or improperly prepared food.


CONCEPT EVOLUTION

     The Company presently intends that most of its future restaurants will feature the 50's diner decor similar to that in the Existing Units. The restaurants will be positioned to offer an "every day" type of dining opportunity, i.e. a place where individuals who live and work nearby can comfortably enjoy a wide variety of high quality fresh food at affordable prices. However, this concept is evolving and a number of factors could change this theme as applied in different locations. These factors include demographic and regional differences, locations that have more or less traffic than the areas in which those units are located, type of available floor space, and the availability of specialty items such as antiques. Accordingly, future units could be larger or smaller than those units, could vary in the mix of retail/restaurant operations, and could have differences in the application of the 50's diner theme.


         Management of the Company has a long relationship with owners of commercial real estate and brokers acting on their behalf. Properties have been offered to the Company on a regular basis and the Company usually has been able to obtain the locations it was seeking.

CENTRALIZED FOOD COMMISSARY.

         Soups, sauces, toppings and certain entrees are prepared in a central commissary and delivered to individual restaurant units. The agreement with the commissary is on a month to month basis. Management believes the individual restaurant units can prepare all food in house without any material increase in costs and may in the future do so.

LONG-TERM, NON-CANCELABLE LEASES

         In carrying out its plan to develop, own and operate theme restaurants, the Company will enter into leases which are non-cancelable and range in term from 8 to 15 years. Any right to sublet or assignment requires approval of the landlord. If a restaurant unit does not perform at a profitable level, and the decision is made to close the restaurant, the Company may nevertheless be committed to perform its obligations under the applicable lease, which would include, among other things, payment of the base rent for the balance of the respective lease term. If such a restaurant closing were to occur at one of these locations, and the Company was unable to sublet the premises, the Company would lose a unit without necessarily receiving an adequate return on the its investment. See "Business -- Property and Unit Locations" and "Certain Transactions."


TRANSACTIONS WITH MANAGEMENT; CONFLICTS OF INTEREST


         Anthony Cosenza, Jr., the Company's President is the owner of Cozco Management Corp., a mall food court operating company in the Philadelphia area. Cozco operates 24 food court restaurant units, none which carry out the concept of the Company's operations. In the opinion of management, none of the Company's existing or planned locations compete with the Cozco locations. To date the Cozco locations, which do not carry out the 50s theme or offer a diner type menu have been located in food courts and offer a limited service menu dictated by the landlord. In the event of a conflict for a sit down location or a food court location featuring a diner type menu, the Company shall have a right of first refusal. The Company's operations office consists of 3,000 square feet and shares space with Cozco in Cherry Hill, New Jersey. The Company pays Cozco a monthly rent of $3,786 on a month to month tenancy. See "Certain Transactions."



CONTROL OF THE COMPANY; DEPENDENCE ON KEY PERSONNEL


     Following this Offering, Joseph Fiore and Andrew Cosenza Jr., will control approximately 39 % of the Company's Common Stock. Therefore, Messrs. Fiore and Cosenza will have the ability to direct its operations and financial affairs and to substantially influence the election of members of the Board of Directors of the Company. The loss of the services of Messrs. Fiore and/or Cosenza,who respectively devote 95% and 80% of their working time to the Company could have a substantial adverse effect on the Company's ability to achieve its objectives. The Company currently has no key man insurance on either Mr. Fiore or Mr. Cosenza.

CURRENT REGISTRATION STATEMENT

         The Company is required to maintain the effectiveness of the Registration Statement until the earlier of August, 2000 or the date on which the holders of the Company's Preferred Stock or Debentures shall have sold the Common Shares into which said securities were convertible.

GOVERNMENT REGULATION

     The restaurant business is subject to various federal, state and local government regulations, including those relating to the sale of food and alcoholic beverages. The failure to maintain food and liquor licenses would have a material adverse effect on the Company's operating results. In addition, restaurant operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar costs over which the Company has no control. Many of the Company's restaurant personnel will be paid at rates based on the federal minimum wage. Recent increases in the minimum wage are not expected to materially impact the Company's labor costs. The Company will be subject to "dram shop" statutes in certain states, including New Jersey and Pennsylvania which generally allow a person injured by an intoxicated person to recover damages from an establishment that served alcoholic beverages to such intoxicated person. The Company has obtained liability insurance against such potential liability.


TRADEMARKS

     The Company has been granted a servicemark registration for the name Eat at Joe's. There can be no assurance that the Company can protect such mark and design against prior users in areas where the Company conducts operations. There is no assurance that the Company will be able to prevent competitors from using the same or similar marks, concepts or appearance.


ABSENCE OF DIVIDENDS

     At the present time, the Company intends to use any earnings which may be generated to finance further growth of the Company's business. Accordingly, investors should not purchase the shares with a view towards receipt of cash dividends from any Shares.


RISK OF LOW-PRICED STOCKS

         Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934 ("Exchange Act") impose sales practice and disclosure requirements on certain brokers and dealers who engage in certain transactions involving " a penny stock."

         Currently the Company's Common Stock is considered a penny stock for purposes of the Exchange Act. The additional sales practice and disclosure requirements imposed on certain brokers and dealers could impede the sale of the Company's Common Stock in the secondary market. In addition, the market liquidity for the Company's securities may be severely adversely affected, with concomitant adverse effects on the price of the Company's securities.

         Under the penny stock regulations, a broker or dealer selling penny stock to anyone other than an established customer or "accredited investor"
(generally, an individual with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker or dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker or dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission ("SEC") relating to the penny stock market, unless the broker or dealer or the transaction is otherwise exempt. A broker or dealer is also required to disclose commissions payable to the broker or dealer and the registered representative and current quotation for the securities. In addition, a broker or dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.


SHARES ELIGIBLE FOR FUTURE SALE

     The sale, or availability for sale, of substantial amounts of Common Stock in the public market subsequent to this offering may adversely affect the prevailing market price of Common Stock and may impair the Company's ability to raise additional capital by the sale of its equity securities. See "Description of Securities -- Shares Eligible for Future Sale."


POTENTIAL ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

     The  Company  is  subject  to   Delaware   statutes   regulating   business
combinations ,tender offers and proxy contests, which may hinder or delay a change in control of the Company. See "Description of Securities."




                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of March 31, 1998, as further adjusted to give effect to the sale of the Common Stock offered hereby.See the Consolidated Financial Statements.





                                                             June 30, 1998
                                                         Actual   As adjusted(1)
Short-term debt:
   Notes payable and shareholder loans               $2,467,395     $2,467,395
                                                     ----------     ----------

Long-term debt                                                -              -
Shareholder's equity:
   Preferred Stock, $.0001 par value, 10,000,000 shares
authorized, 115 shares issued and outstanding                 -              -
   Common Stock,    $.0001 par value, 50,000,000 shares
authorized, 12,754,305 issued and outstanding;            1,275          1,275
   Common Stock to be issued                                  4              4
   Additional paid-in capital                         4,900,827      4,900,827
   Retained deficit                                  (2,974,814)    (2,974,814)

         Total shareholders' equity                   1,927,292      1,927,292
Total capitalization                                 $4,394,687     $4,394,687

(1)Does not include 1,060,000 shares of Common Stock issuable upon exercise of Warrants at an exercise price of $1.00 per share; 102,000 shares issuable upon the exercise of Warrants at an exercise price of $1.49 per share; and 154,000 shares issuable at an exercise price of $1.79 per share and 36,000 shares issuable at an exercise price of $1.38 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The consolidated statement of income date set forth below with respect to the year ended December 31, 1996 and 1997, and the consolidated balance sheet data at December 31, 1996 and 1997, are derived from, and are qualified by reference to, the audited consolidated financial statements included elsewhere in this prospectus. The data presented below are qualified bay reference to Consolidated Financial Statement included elsewhere in this prospectus and should be read in conjunction with such financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



===============================================================================
                         Fiscal Years Ended December 31
===============================================================================
                           1993(1)   1994(1)     1995(1)       1996       1997



Income Statement Data:
   Net Sales            $      -   $    -      $    -        $    -  $  84,781
   Gross Profit                -        -           -             -     27,926
   Operating Loss              -        -           -       (14,762)  (294,718)
   Other expense, net          -        -           -        (3,938)     4,304)
                                                           --------    -------


   Loss before inc. taxes      -        -           -       (18,700) (299,022)
                                                           --------  --------
   Income taxes                -        -           -             -         -

   Net Loss             $      -  $     -     $     -      $(18,700) (299,022)
                                                           --------  --------

Per Share Data:
   Net Loss                    -        -           -            -      (0.02)
                                                                       ------
   Weighted average shares
   outstanding           313,973  313,973     313,973    6,535,247 11,729,107

===============================================================================
                         Fiscal Years Ended December 31
===============================================================================
                           1993(1)   1994(1)     1995(1)      1996       1997



Balance Sheet Data:
Working Capital         $     -     $   -       $   -     $100,247  $(1,118,474)
Total Assets                  -         -           -      291,072    2,314,974
Long-term debt                -         -           -            -            -
Shareholders' equity          -         -           -      271,337      912,315



---------------

(1) The Company was inactive during 1993, 1994 and 1995.




                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     The Company was re-activated in January 1997 to develop, own and operate 1950's style diner style restaurants featuring popular dishes at affordable prices under the name "Eat at Joe's(R)." The Company opened its first restaurant in the Shoppes at Penn in November , 1997 and its second restaurant in the Cherry Hill Mall, Cherry Hill, New Jersey in December 1997, and through August 1998, 4 additional restaurants.. Prior to opening these restaurants the Company had no revenues and its activities were devoted solely to development. The Company is developing 6 additional restaurants to open during the current calendar year.



     Future revenues and profits, if any, will depend upon various factors, including market acceptance of the 1950's diner style concept, the quality of the restaurant operations, the ability to expand to multi-unit locations and general economic conditions. The Company's present sources of revenue are limited to its Existing Units. There can be no assurances the Company will successfully implement its expansion plans, in which case it will continue to be dependent on the revenues from the Existing Units. The Company also faces all of the risks, expenses and difficulties frequently encountered in connection with the expansion and development of a new and expanding business. Furthermore, to the extent that the Company's expansion strategy is successful, it must manage the transition to multiple site operations, higher volume operations, the control of overhead expenses and the addition of necessary personnel.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996.



     The Company had no revenues in 1996 except for receipt of $70,000 received from the sale of securities and its activities were devoted solely to development. Revenues from operations commenced in November 1997 with the opening of the Shoppes at Penn restaurant. Accordingly, comparisons with periods prior to November 1997 are not meaningful.


Total Revenues -For the year ended December 31, 1997, the Company had total sales of $85,000 compared with no sales for the previous year.



Costs and Expenses - For the year ended December 31, 1997, the Company had a net loss of $299,022 compared with a net loss of $18,700 for the prior year. The net loss for 1997 is largely attributable to additional expenses incurred as the Company increases its Corporate overhead structure for the development of additional locations supported by revenues from primarily two operating units which were open for business for 6 weeks and 3 weeks respectively. Given the limited operations which took place in 1997, any discussion of operating expenses as a percentage of sales would not be meaningful and might be misleading.







LIQUIDITY AND CAPITAL RESOURCES


     The Company has met its capital requirements through the sale of its Common Stock and borrowings. In May of 1996, the Company sold 14,455 shares of its Common Stock for $10,000. In November 1996, the Company completed the sale of 6,000,000 shares of its Common Stock and 2,000,000 warrants for $60,000 pursuant to a Reg. D-504 offering. In 1997, $940,000 was raised through the exercise of 940,000 warrants. The warrants are exerciseable at $1 per share and expire in November, 1998. Also in 1997, $995,000 was borrowed including $690,000 from Messrs. Fiore and Cosenza . As of June 30, 1998, $452,000 remained due to Mr. Fiore and none due Mr. Cosenza. The net proceeds to the Company were used for additional unit development and working capital.


     For the year ended December 31, 1996, the Company used $35,000 in cash flow for operating activities and during the year ended December 31, 1997, the Company provided $98,000 in cash flow for operating activities.

     Since the Company's re-activation in January, 1997 , the Company's principal capital requirements have been the funding of (i) the development of the Company and its 1950's diner style concept, (ii) the construction of its Existing Units and the acquisition of the furniture, fixtures and equipment therein and (iii) towards the development of additional units as described below. Total capital expenditures for the Cherry Hill and Philadelphia Units were approximately $210,000 and $195,000, respectively.

     The Company is developing additional restaurants in the Philadelphia/Cherry Hill area and other areas. The Company had incurred approximately $1,000,000 in the development of these units as of April 30, 1998. When completed, the Company estimates that capital expenditures for these additional units will be approximately $9,200,000. The units are expected to be opened by the end of 1998.



         In addition to construction in progress, the Company has capitalized approximately $104,000 of direct costs relating to the Cherry Hill and Philadelphia units and under construction. It is the Company's policy to amortize the direct costs of hiring and training the initial work force and other direct costs associated with opening a new unit over a twelve-month period, beginning when the facility is opened, if the recoverability of such costs can be reasonably assured.


         Subsequent to December 31, 1997, the Company has raised approximately $2,750,000 through the sale of preferred stock and later, debentures, both of which are convertible into Common Stock of the Company (See "Description of Securities", page 29). These securities were issued pursuant to an exemption under the Securities Act of 1933, as amended. To induce investors to make an equity investment in the Company, it was necessary to offer a security which paid a dividend and enjoyed a priority over common shareholders in the event of a liquidation of the Company. At the time of the sale of the preferred stock, officers were not prepared to lend additional sums to the Company nor were other lenders prepared to make loans to the Company.



   After the completion of these expansion plans, future development and expansion will be financed through cash flow from operations and other forms of financing such as the sale of additional equity and debt securities, capital leases and other credit facilities. There are no assurances that such financing will be available on terms acceptable or favorable to the Company.


                                    BUSINESS
OVERVIEW


         The business of Eat at Joe's, Ltd. (the "Company") is to develop, own and operate theme restaurants called "Eat at Joe's(R)". The Company presently owns and operates six restaurants; four are located in Philadephia and one each in Cherry Hill and Vorhees, New Jersey. The Company is planning to open 6 additional restaurants before the end of 1998. All these restaurants generally will be located within a two hour drive of the Company's operation's center in Cherry Hill, New Jersey. The approximate population of the target area is 5,000,000 people. In addition to the indigenous population, the Company expects to benefit from from tourists and other travelers visiting the region. All restaurants will be located in high traffic locations such as shopping malls, airports and densely populated settings. The Company will utilize a cluster strategy- i.e. grouping sites geographically in order to maximize both the chain's exposure, as well as management and marketing efficiency. The restaurants will be modest priced restaurants catering to the local working and residential population rather than as a tourist destination.

THE EAT AT JOE'S CONCEPT AND STRATEGY

Concept Development

         The Company's theme is promoted with establishing restaurants which are decorated with a 1950's style diner concept featuring a variety of popular breakfast, lunch and dinner dishes. The restaurants will be three-meal a day operations, emphasize fresh ingredients, affordable prices, consistent quality and a fun and visually appealing atmosphere. The restaurants will seek to attract patrons who live and work nearby and on a repeat basis, can comfortably enjoy a wide variety of fresh foods at affordable prices.


          Mr. Fiore previously established 9 restaurant locations ( 7 by franchise) featuring a traditional American menu of full breakfasts, hamburgers, fries and hot dogs and ice cream sundaes. In 1993 Mr. Fiore concluded that the Eat at Joe's concept had potential for a regional or national chain. To regain control of the name, concept and market territories, Mr. Firore negotiated the closing of all franchise sites. At the time of the closings, all units were operating on a profitable basis. Mr. Fiore also determined that the appeal of the Eat at Joe's restaurants could be enhanced by expanding menu choices, refining the 50's design theme and adding retail merchandising. The Eat at Joe's chain of restaurants reflect the refinements to the concept inspired by the initial test marketing and franchising expereince.


         In identifying a potential market niche, Messrs. Fiore and Cosenza have studied the development of certain restaurants that have capitalized on the growing trend of home replacement meals taking the place of home cooked meals. Through Cozco, Mr. Consenza has fifteen years experience in restaurant site selection, lease negotiation and management. The Company hopes to capitalize on this trend, both for dine-in and take-out meals. The Company believes that the comfortable, appealing decor of its restaurants and the universal appeal of home type cooking will be significant advantages in its attempts to penetrate this niche market.




Competitive Differentiation


         The Company seeks to establish a niche in between a fast food restaurant and a traditional restaurant. The Company's restaurants provide a menu offering fresh cooked food with rapid meal service at affordable prices. The Company seeks to attract customers who are tired of standard fast food and desire a quick, quality, modest priced meal not being served by existing casual restaurants. While patrons will be served faster at a fast food franchise, Eat at Joe's restaurants will serve a meal in food court in approximately 3 minutes from the time of order. Further, the menu will not include items which requires complicated preparation or lengthy cooking time.

         Currently there is no chain of restaurants in the Philadelphia area offering the atmosphere and food selection at that of Eat at Joe's. On an individual basis, traditional diners do offer similar atmosphere. The Company will seek to expand penetration by multiple restaurant openings in a certain area rather than on a one restaurant at a time expansion. Should competitors emerge, the Company's believes its proposed market penetration will provide it with a competitive advantage. Many of the Company's planned restaurants are to be located in malls and other venues where most of the competition are not theme restaurants.


The Menu


         The restaurants' decor notwithstanding, the Company's primary focus is its food where it seeks to attract repeat business. Breakfasts will include eggs, waffles and cereal; lunches, soups, salads, burgers and sandwiches and dinner, entrees including turkey, meat loaf and chicken. Most of the baked goods offered for sale will have been baked on the premises. Generous portions will be provided to diners. Lunch entrees range from $5.95 to $8.95 and dinner entrees from $7.95 to $11.75. The average guest check for the Company's opened units is approximately $6.00 at the present time. The breakfast meal generates approximately 20 % of the Company's revenues, the lunch meal 55% and the dinner meal 25 %.



     The Company intends to obtain a beer and wine license for some of its restaurants, with the intention that such beverages will be served along with meals. The Company does not intend to emphasize sales of beer and wine apart from meals in most of its restaurants, primarily because the Company feels that it reduces the number of table turns and therefore profitability.



Food Preparation and Delivery


     The Company believes that ease of food preparation and delivery will be one key to its success. While some restaurants require highly compensated and extensively trained chefs, the food served at each restaurant is prepared in a basic process that requires minimal training time and which allows each menu item to be served with minimal preparation. The Company views this efficient and effective process as critical for its planned expansion as a chain.

         The Company's units are supplied by major food distributors. The Company has established a "national account" with these distributors which enables pricing to be consistent regardless where the Company's units are located. In the event the Company terminated a relationship with a distributor, other distributors are available at comparable costs. In addition, soups, sauces, toppings and certain entrees are prepared in a central commissary for delivery to the units. The Company's agreement with the commissary, which is unaffiliated with the Company, is on a month to month basis and could service up to 200 restaurant units. The units have the ability to prepare all food "in house" without any meaningful increase in costs.

PROPERTY AND UNIT LOCATIONS

         The Eat at Joe's restaurant concept has been adapted for three versions requiring difference space arrangements to allow flexibility in site selection and maximum market penetration. These versions include mall food court units requiring 350-500 square feet; sit down restaurant requiring 1,500-7,500 square feet and sit down restaurant with a bar and liquor license requiring 2,500-7,500 square feet.



         The following table sets forth certain information about the Company's existing and planned restaurants:

                        Approx.      Approx. nos.          Date Opened or
    Location          Sq. Footage      of seats            Planned to Open

Shoppes at Penn           450           600(1)             November 15, 1997
Philadelphia, PA  (2)

Cherry Hill Mall          600           800(1)             December 6, 1997
Cherry Hill, NJ   (3)

Echelon Mall              470           600(1)             May 9, 1997
Vorhees, NJ       (4)


Philadelphia Airport      845           120(1)             May 23 1998
Philadelphia, PA  (5)



Eat at Joe's Univ. City  4000           160                July14, 1998
Philadelphia, PA  (6)

Gallery at Market East   2000           100                August14, 1998
Philadelphia, PA  (8)

Moorestown Mall          3680           150                September, 1998
Moorestown, NJ    (7)


Gallery at Harbor Pl.    2530           160                September, 1998
Baltimore, BD     (9)


Shoppingtown Mall        2450           600(1)             4th quarter, 1998
DeWitt, NY       (10)

Neshaminy Mall           4500           150                4thd quarter, 1998
Bensalom, PA     (11)

Plymouth Meeting Mall    4540           160                4th quarter, 1998
Plymouth Meeting, PA (12)


Danbury Fair Mall        3020           140                4th quarter, 1998
Danbury, CT      (13)

(1)  Food Court
(2)  Monthly rent $ 1,710; lease expiration date-December, 2008
(3)  Monthly rent $ 4,400; lease expiration date-September, 2007
(4)  Monthly rent $ 1,950; lease expiration date-January, 2006
(5)  Monthly rent $ 7,100; lease expiration date-April, 2007
(6)  Monthly rent $ 6,667; lease expiration date-December, 2008
(7)  Monthly rent $ 6,250; lease expiration date-June, 2012
(8)  Monthly rent $ 4,166; lease expiration date-December, 2007
(9)  Monthly rent $ 8,333; lease expiration date-March, 2008
(10) Monthly rent $ 4,166; lease expiration date-December, 2012
(11) Monthly rent $ 7,500; lease expiration date-July 2013
(12) Monthly rent $12,500; lease expiration date-March, 2008
(13) Monthly rent $11,080; lease expiration date-December, 2013

The Company's leases are generally subject to periodic increases in base rent as well as a percentage of sales during the term of the lease.

The Company's executive offices are located at 670 White Plains Road, Scarsdale, New York in space leased by the Company's Chairman. The lease expires in April, 2003. The Company pays no rent for its space. The Company's operations office is located at 1415 Route 70, Cherry Hill, New Jersey in space provided by Cozco Management Corp.


EXPANSION STRATEGY

     The Company intends to identify sites to locate its restaurants based on a variety of factors including local market demographics, site viability, competition and projected economics of each unit. In addition to site selection criteria, the Company has primarily focused on sites where management has operating experience through other entities as well as a previous relationship with the developer/management organization. Initial plans are to continue to identify and finalize future site opportunities in the Philadelphia/Cherry Hill area via leases. The Company believes the area can support up to approximately 12 units, and expects to open at least 6 additional units in the Philadelphia/Cherry Hill area in 1998.


     The Company intends to target additional major metropolitan markets to broaden and enhance the recognition value of the concept. Specific cities for expansion will be identified and analyzed as to potential compatibility with the concept. There is no assurance that the Company will be successful in targeting new areas.

OPERATIONS, MANAGEMENT AND EMPLOYEES


     The Company's ability to manage multi-location units will be central to its overall success. See "Risk Factors -- Limited Management Experience/Need for Additional Management." While the Company's Chairman and President have extensive restaurant and multi-unit restaurant experience, the Company acknowledges that its management must include skilled personnel at all levels.

The Company also intends to hire other corporate level and management employees to help implement and operate its expansion plans, including a chief financial officer, retail leasing specialist and construction coordinator. At the unit level, the Company places specific emphasis on the position of general manager ("General Manager") and seeks employees with significant restaurant experience and management expertise. The General Manager of each restaurant reports directly to the President. The Company strives to maintain quality and consistency in each of its units through the careful training and supervision of personnel and the establishment of, and adherence to, high standards relating to personnel performance, food and beverage preparation, and maintenance of facilities. The Company believes that it will be able to attract high quality, experienced restaurant and retail management personnel by paying competitive compensation. Staffing levels vary according to the time of day and size of the restaurant. In general, each unit has between 8 and 25 employees.


     All managers must complete a training program, during which they are instructed in areas such as food quality and preparation, customer service, and employee relations. An "Opening Team" spends between 4 and 6 weeks at a new location training personnel. Management strives to instill enthusiasm and dedication in its employees, regularly solicits employee suggestions concerning Company operations, and endeavors to be responsive to employees' concerns. In addition, the Company has extensive and varied programs designed to recognize and reward employees for superior performance. As of April 30, 1998, the Company had approximately 30 employees, 12 of which were full-time. The Company believes that its relationship with its employees is good.



PURCHASING


     As of the date of this prospectus, only 6 of the Company's units are in operation. Currently, food is prepared a centralized food commissary. As more units are opened, each unit's management team will determine the daily quantities of food items needed and order such quantities from major suppliers at prices often negotiated directly with the Company's corporate office. Suppliers for the Eat at Joe's chain will generally be companies with which management has an ongoing relationship and which has been judged over time to be reliable. The Company strives to obtain consistent quality items at competitive prices from reliable sources. Any discontinuance of such favorable pricing could negatively impact the Company's purchasing abilities. In order to maximize operating efficiencies and to provide the freshest ingredients for its food products while obtaining the lowest possible prices for the required quality, food and supplies will be shipped directly to the restaurants. Perishable food products will be purchased locally.


MARKETING AND PROMOTION; RETAIL MERCHANDISING


     The Company may utilize a variety of marketing materials to inform the public about the Company's restaurants. These may include:

         *radio advertisements describing the Eat at Joe's dining and take out experience;

         *newspaper and local magazine advertisements which will emphasize Eat at Joe's restaurant openings or site-specific promotional programs;

         *retail product catalog featuring a variety of merchandise bearing the Eat Joe's logo-which can be considered to be a "mobile advertising for the chain;

         *direct mail promotional literature for mailing to households within driving or walking distance of an Eat at Joe's site;

         *trade show booth for shows, conferences and seminars relating to the food service industry and shopping malls;

         *Public relations to promote the Company's individual restaurant sites.
          In addition to press releases, management intends to initiate efforts to develop and have published articles showcasing Eat at Joe's and its theme, decor, menu and merchandise offerings.


         The Company's units are located in very high traffic locations, such as airports, college campuses and regional shopping centers. In regional shopping centers, the Company participates in co-op advertising in both print and radio campaigns. On college campuses, the Company participates in local print and media mediums, as well s paid radio advertising. In airports, co-op advertising is utilized by the Company as well as directory advertising. For 1998, the Company estimates that $_100,000 will be spent on marketing materials of which $20,000 has been expended as of the date of this prospectus.



         The Company may seek to capitalize on the nostalgia craze by offering 50s style merchandise at its restaurants and through a catalog. Apparel such as hats, jackets, T-shirts and sweatshirts bearing the Eat at Joe's logo; gifts and collectibles, such as 50's music; printed matter and toys and games could be offered for sale. As all retail merchandise to be sold by the Company would be out-sourced on an as-needed basis, the initial investment would no more than $25,000. As of the date of this prospectus, the Company has been offering 50's style merchandise for sale at its 2 sit down restaurants. The contracts which the Company has entered into with purveyors for the purchase and manufacture of such merchandise are not material. The Company has no continuing obligation to order merchandise from the purveyors.


TRADEMARKS

     The Company's ability to successfully implement its Eat at Joe's concept will depend in part upon its ability to protect its servicemark. The Company has been granted a servicemark registration for the name Eat at Joe's. There is no assurance that the Company will be able to prevent competitors from using the same or similar marks, concepts or appearance.

LEGAL PROCEEDINGS

     The Company is not a party to any material litigation and is not aware of any threatened litigation that would have a material adverse effect on its business.

COMPETITION

  The food service industry is intensely competitive with respect to food quality, concept, location, service and price. In addition, there are many well-established food service competitors with substantially greater financial and other resources than the Company and with substantially longer operating histories. The Company believes that it competes with other full-service dine-in restaurants, take-out food service companies, fast-food restaurants, delicatessens, cafeteria-style buffets, and prepared food stores, as well as with supermarkets and convenience stores. Competitors include national, regional, and local restaurants, purveyors of carry-out food, and convenience dining establishments.



     Competition in the food service business is often affected by changes in consumer tastes, national, regional, and local economic and real estate conditions, demographic trends, traffic patterns, the cost and availability of labor, purchasing power, availability of product, and local competitive factors. The Company attempts to manage or adapt to these factors, but it should be recognized that some or all of these factors could cause the Company to be adversely affected.


         The pricing policy of the Company is to canvas the area of other related diner-type operations and maintain a pricing structure that is competitive after factoring in labor, food and the Company's operating cost for that location. The Company believes that its distinctive diner concept, attractive price-value relationship and quality of food and service will enable it to differentiate itself for its competitors. While the Company believes that its restaurants are distinctive in design and operating concept, it is aware of restaurants that operate with similar concepts.





REGULATION


     Restaurants are subject to licensing and regulation by state and local health, sanitation, safety, fire, and other authorities and are also subject to state and local licensing and regulation of the sale of alcoholic beverages and food. Difficulties in obtaining or failure to obtain required licenses and approvals will result in delays in, or cancellation of, the opening of restaurants. The food and alcoholic beverage licenses are also subject to suspension or non-renewal if the granting authority determines that the conduct of the holder does not meet the standards for initial grant or renewal. The Company believes that it is in compliance with all licensing and other regulations.

     The federal Americans With Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. The Company could be required to expend funds to modify its restaurants in order to provide service to or make reasonable accommodations for disabled persons. The Company's restaurants are currently designed to be accessible to the disabled. The Company believes it is in substantial compliance with all current applicable regulations relating to accommodations for the disabled.


         YEAR 2000 Compliance

         The Company utilizes software and related technologies which have been programmed to recognize and properly process data fields containing a two digit year and commonly referred to as a the Year 2000 Compliance issue. While the Company has little communication with the systems of its vendors and suppliers, it cannot measure the impact that the Year 2000 issue will have on such parties with which it conducts business.


         PRICE RANGE OF COMMON STOCK

         Since October, 1996 the Common Stock of the Company has been traded on the OTC Bulletin Board under the symbol JOES. The following table sets forth the closing high and low sales prices, and trading volume for each of the periods indicated below for the Company's Common Stock:

Year     Quarter                     High             Low              Volume
                                                                      (shares)
1996  Fourth (Oct.7 to Dec. 31.)    $2.53            $2.00              7,400

1997  First                          5.63             4.00            188,300
      Second                         4.50             2.00          1,037,700
      Third                          3.50             1.50          1,725,800
      Fourth                         2.75             0.82          3,864,900

1998  First                          2.04             1.06          6,459,000
      Second



On ____ 1998, the closing bid price of the Common Stock on the OTC Bulletin Board was $_________. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. As of June30, 1998, there were approximately 371 shareholders of record and 1,500 beneficial owners of the Common Stock. The Company has never paid or declared any dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business



                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to each of the directors and executive officers of the Company.

            NAME                      AGE           POSITION(S) HELD
--------------------------------      ---    ---------------------------------
Joseph Fiore................          37     Chairman of the Board and Chief
                                             Executive Officer, Secretary

Andrew Cosenza, Jr..........          29     President, Chief Operating Officer
                                             Director

James Mylock................          31     Director


Tim Matula ... .. .. .. .. .          38     Director





         Joseph Fiore has been Chairman and Chief Executive Officer since October, 1996. In 1982, Mr. Fiore formed East Coast Equipment and Supply Co., Inc., a restaurant supply company that he still owns. Between 1982 and 1993, Mr. Fiore established 9 restaurants (2 owned and 7 franchised) which featured a 1959's theme restaurant concept offering a traditional American menu. Also in 1993 Mr. Fiore acquired the Red Rooster Drive-In, a landmark 50's theme restaurant in Brewster, New York.

     Andrew Cosenza, Jr. Has been the President and Chief Operating Officer since October, 1996. Since 1990 he has been the owner of Cozco Management Corp., an operator of 24 mall food court restaurants in the Philadelphia area.


     James Mylock has worked with Joseph Fiore in marketing and business development since graduating from the State University of New York at Buffalo in 1990.

     Tim Matula joined Shearson Lehman Brothers as a financial consultant in 1992. In 1994 he joined Prudential Securities and when he left Prudential in 1997, he was Associate Vice President, Investments, Quantum Portfolio Manager.





EXECUTIVE COMPENSATION

     The following table sets forth all cash and non-cash compensation paid by the Company during the fiscal year ended December 31, 1997 to all officers and directors as a group.

      Number in Group           Capacities in Which Served         Compensation

All officers and directors

as a group (4 persons)................................................$ 12,500

EMPLOYMENT AGREEMENTS


     Effective January 1, 1997, both Joseph Fiore and Andrew Cosenza, Jr. entered into employment agreements with the Company calling for a salary of $50,000 per year. Given the limited cash available to the Company in 1997, Mr. Fiore deferred his salary for the year. Mr. Fiore is to receive a salary of $75,000 for 1998 which may be paid in restricted Common Stock of the Company. In 1999 he is to receive a salary of $350,000 in cash conditioned on 10 of the Company's units being operating at the end of the 1998.

     In 1997, Mr. Cosenza deferred $37,500 of his $50,000 salary. Mr. Cosenza is to receive a salary of $75,000 for 1998. In 1999 he is to receive a salary of $350,000 in cash conditioned on 10 of the Company's units being operating at the end of the 1998. In addition, the Company will provide Mr. Cosenza with the use of an automobile.



     Messrs. Fiore and Cosenza were to receive family health insurance coverage until age 70 and life insurance coverage until age 70 with a death benefit of $1,000,000 and the use of an automobile with all expenses associated with its maintenance and operation paid by the Company. Both gentlemen deferred these benefits until after 1997 except Mr. Cosenza did receive the use of an automobile for ten months of 1997 at a cost to the Company of $16,000.

     The employment agreements of Messrs. Fiore and Cosenza are performance based and are contingent on the opening of units and the profitability of the Company


     The Company intends to retain other management employees pursuant to employment and consulting agreements. The Company has no current plans to pay cash compensation to its directors who are also officers of the Company.


     For a one-year period following the Effective Date, the Company will not grant options to promoters, employees or affiliates of the Company which, together with options previously granted to such persons, would in the aggregate exceed 15% of the then outstanding shares of Common Stock.

BOARD OF DIRECTORS

     Each of the Company's directors has been elected to serve until the next annual meeting of shareholders. The Company's executive officers are appointed annually by the Company's directors. Each of the Company's directors continues to serve until his or her successor has been designated and qualified. Directors currently receive no fees.


PERSONAL LIABILITY AND INDEMNIFICATION OF DIRECTORS

     The Company's By-laws contain provisions which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

     The provisions regarding indemnification provide, in essence, that the Company will indemnify directors against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit, or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (stockholder derivative actions). The provisions do not provide indemnification for liability in proceedings arising out of personal benefit improperly received or where a person is found liable to the Company. The Company does not presently provide insurance to its directors although the Company will attempt to obtain such insurance in the future.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that such indemnification , in the opinion of the Securities and Exchange Commission, is against public policy as expressed in the Securities Act and is, therefor, unenforceable.


                              CERTAIN TRANSACTIONS


     During 1997, Cozco Management Corp., a corporation controlled by the Company's President, received $546,574 as reimbursement of rent, telephone, equipment, travel, automotive salaries and other shared expenses. During 1997, Messrs. Fiore and Cosenza and/or companies controlled by them, paid expenses and made advances to the Company aggregating $702,922. Repayment of these monies will be in the form of cash with interest at 6% per annum and/or restricted Common Stock valued at a 25% discount from market price at the time of the advance. These advances were made on short notice and the shares to be issued to the lenders do not require a commitment by the Company to register them for sale.


     On April 1 , 1998, the Company entered into a 12 month agreement with The Wall Street Group, Inc. ("Wall Street") calling for Wall Street to act as financial public relations counsel to the Company. Mr. Donald Kirsch is the owner of Wall Street and has no affiliation with the Company or its officers and directors. The agreement calls for monthly payments of $5,000 for services rendered and grants an five year option to Wall Street to acquire 61,350 restricted shares of the Company's Common Stock at the then market price of $1.63 per share.

     To obviate any conflicts of interest between the Company and Cozco, certain policies have been adopted by the Company. These policies include no vendor doing business with both companies; a verification statement to be signed by vendor and service provider and the requirement that the officer authorizing a major expenditure, not be the officer signing checks for the payment of the expenditure.

                          PRINCIPAL AND SELLING SHAREHOLDERS


         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of August 21, 1998, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, (iv) by all executive officers and directors of the Company as a group and (v) the Selling Shareholders. See "Description of Securities". Unless otherwise indicated, each of the following persons has sole voting and investment power with respect to the shares of Common Stock set forth opposite their respective names.




                         Shares Beneficially    Shares      Shares Beneficially
                         Owned Before the       Being       Owned After the
                         Offering (1)           Offered     Offering
Beneficial Owner         number      percent    number      number      percent

Joseph Fiore             2,909,384      19.7         0      2,909,384      19.7


Andrew Cosenza, Jr.      2,662,450      18.1         0      2,662,384      18.1

Sandro Grimaldi           76,336 less than 1    76,336              0         0

Holden Holdings, Ltd.    124,045 less than 1   124,045              0         0

UnionKredit Anstalt       47,710 less than 1    47,710              0         0

Arab Commerce Bank        47,710 less than 1    47,710              0         0

Bonetti Enrico            47,710 less than 1    47,710              0         0

Ailouros, Ltd.            47,710 less than 1    47,710              0         0

Zooley Services Ltd.      47,710 less than 1    47,710              0         0

Primecap Management       47,710 less than 1    47,710              0         0
Group Ltd.

Fructose Ltd             111,832 less than 1   111,832              0         0

GPS America Fund Ltd.     78,281 less than 1    78,281              0         0

J.P. Carey Securities    130,000 less than 1   130,000              0         0

Jack Augsback & Assoc.    44,500 less than 1    44,500              0         0

LaRocque Trading Group   197,382         1.4   197,382              0         0
L.L.C

Silenus, Ltd.            182,745         1.3   182,745              0         0

Excalibur Ltd. P'ship.   231,477         1.6   231,477              0         0


Soreq, Inx.              251,004         1.7   251,004              0         0

Sovereign Capital Adv.    31,500 less than 1    31,300              0         0



Executive Officers
and Directors as a

group (4)persons)      5,571,834        37.8         0      5,571,834      37.8

---------------------------


(1) The figures represented by this table assume full conversion and exercise of Convertible Debentures, Convertible Preferred Stock and Warrants owned by each individual or entity.

The Selling Shareholders have advised the Company that sales of the Selling Shareholder shares may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at a time of sale, or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares directly to purchasers or through broker dealers who may act as agents or principals. The Selling Shareholders have been advised that they may only effect sales of the Selling Shareholder shares in certain jurisdictions through broker-dealers registered in those states. Such broker-dealers may receive compensation in the form of discounts, concession or commission from the Selling Shareholders and/or the purchasers of Selling Shareholder shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders and any broker-dealers that act in connection with the sale of the Selling Shareholder shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the Selling Shareholder shares as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Selling Shareholder shares against certain liabilities, including liabilities arising under the Securities Act.


                           DESCRIPTION OF SECURITIES

CONVERTIBLE DEBENTURE

         The material terms of the Company' convertible debentures provide for the payment of interest at 8% per annum payable quarterly, mandatory redemption after 3 years from the date of issuance at 130% of the principal amount. Subject to adjustment, the debentures are convertible into Common Stock at the lower of $ 1.7928 or the Discounted Conversion Price as defined below. Repayment of the indebtedness is secured by a general lien on the assets of the Company and guarantee by 5 of the Company's operating subsidiaries.

CAPITAL STOCK


     The Company's authorized capital stock consists of 10,000,000 shares of Preferred Stock, issuable in one or more series and 50,000,000 shares of Common Stock. The par value of each of said shares is $.0001. As of May 22, 1998 12,752,805 shares of Common Stock and 51 shares of Series A Convertible Preferred Stock and 64 shares of Series B Convertible Preferred Stock are outstanding.

PREFERRED STOCK

     The Board of Directors of the Company is authorized to issue, without further stockholder approval, up to 10,000,000 shares of Preferred Stock from time to time in one or more series and to fix such designations, powers, preferences and relative voting, distribution, dividend, liquidation, transfer, redemption, conversion and other rights, preferences, qualifications, limitations or restrictions thereon..


     The material terms of the Company's Series A and B Convertible Preferred Stock are identical except as to conversion price. Subject to adjustment, the Preferred Stock pays a dividend of 3% per annum payable quarterly in cash or Common Stock. The Series A shares are convertible into Common Stock at the lower of $2.19 or 75% of the average closing bid price for the Company's Common Stock for the 5 trading days preceding the date of the conversion notice ("Discounted Conversion Price"). Subject to adjustment, the Series B Convertible Preferred Stock is convertible at the lower of $1.7928 or the Discounted Conversion Price.


COMMON STOCK

     There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. The absence of preemptive rights could result in a dilution of the interest of existing shareholders should additional shares of Common Stock be issued. Holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of assets legally available therefor, and to share ratably in the assets of the Company available upon liquidation.


     Each share of Common Stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than 50% of all of the outstanding shares of Common Stock can elect all of the directors. Significant corporate transactions such as amendments to the articles of incorporation, mergers, sales of assets and dissolution or liquidation require approval by the affirmative vote of the majority of the outstanding shares of Common Stock. Other matters to be voted upon by the holders of Common Stock normally require the affirmative vote of a majority of the shares present at the particular shareholders' meeting. The Company's directors and officers as a group beneficially own approximately 39% of the outstanding Common Stock of the Company. See "Principal and Selling Shareholders." Accordingly, such persons will continue to be able to substantially control the Company's affairs, including, without limitation, the sale of equity or debt securities of the Company, the appointment of officers, the determination of officers' compensation and the determination whether to cause a registration statement to be filed.

     The rights of holders of the shares of Common Stock may become subject in the future to prior and superior rights and preferences in the event the Board of Directors establishes one or more additional classes of Common Stock, or one or more additional series of Preferred Stock.


WARRANTS

     In connection with the private placement by J.P. Carey Securities, Inc. ("Carey") of 51 shares of the Company's Series A Convertible Preferred Stock on March 20, 1998, Carey received warrants to purchase 102,000 shares of the Company's Common Stock, subject to adjustment. The warrants are exercisable at $1.49 per share and expire on March 20, 2003.


     In connection with the private placements by Carey of 64 shares of the Company's Series B Convertible Preferred Stock in May, 1998, Carey received warrants to purchase 28,000 shares of the Company's Common Stock, and its designees, 126,000 warrants, subject to adjustment The warrants are exercisable at $1.79 per share; 120,000 warrants expire on May 5, 2003 and 34,000 on May 22, 2003.

     In connection with the private placements by Sovereign Capital Advisers of $450,000 principal amount of the Company's convertible debentures on July 31, 1998, Sovereign received warrants to purchase 31,500 shares of the Company's Common Stock, and its designees, 4,500 warrants, subject to adjustment The warrants are exercisable at $1.38 per share and expire July 31, 2003.


     The Warrant Agreement provides for adjustment of the exercise price and the number of shares of Common Stock purchasable upon exercise of the Warrants to protect Warrant holders against dilution in certain events, including stock dividends, stock splits, reclassification, and any combination of Common Stock, or the merger, consolidation, or disposition of substantially all the assets of the Company.

     The Company has agreed to "piggy-back" registration rights for the securities underlying the Warrants at the Company's expense during the during the five years following the issuance of the Warrants. In addition, at any time commencing 90 days after the issuance of the warrants, the Company has agreed to register the securities underlying the Warrants at the Company's expense upon notice from the holders.

     Wall Street Management Group, Inc. holds 5 year options to acquire 61,350 restricted shares of the Company's Common Stock at a price of $1.63 per share. See "Certain Transactions."

     In connection with a Regulation D 504 offering completed in November, 1996, the Company sold 6,000,000 shares of Common Stock and Warrants to purchase an additional 2,000,000 shares at $1.00 per share. As of the date of this Prospectus 1,060,000 Warrants remain unexercised.

SHARES ELIGIBLE FOR FUTURE SALE

     As of April 30, 1998 (assuming no exercise of options or warrants after April 30, 1998 except for the underlying shares being registered on behalf of the Selling Shareholders), there will be 14,212,163 shares of Common Stock outstanding. Of these, including the shares sold in this Offering, 8,511,324 are freely tradable without restriction under the Securities Act. The remaining 5,665,839 shares of Common Stock will be "restricted securities" as that term is defined in Rule 144 ("Restricted Shares") of the Securities Act. Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 of the Securities Act. Beginning 90 days after the date of this Prospectus, approximately 275,000 shares will become eligible for sale in compliance with Rule 144. As of April 30, 1998, options warrants to purchase 61,350 shares of Common Stock were outstanding. In addition, holders of warrants (expiring in November 1998) to purchase 1,060,000 shares, should they exercise the warrants, would receive shares which would be freely tradable without restriction. See "Warrants."


     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of issuance by the Company or acquisition from an affiliate, may sell such securities in broker's transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume of the shares of Common Stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the Company. After two years have elapsed from the later of the issuance of restricted securities by the Company or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.


     Shares of substantial amount of Common Stock in the public amount, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.


DELAWARE ANTI-TAKEOVER LAW

     The Delaware General Corporation Law contains certain anti-takeover provisions. Section 203 of the Delaware General Corporation Law provides, with certain exceptions, that a Delaware corporation may not engage in any broad range of business combinations with a person who owns 15% or more of the corporation's outstanding voting stock (an "interested stockholder") for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) the business combination is approved by the corporation's board of directors of at least 66 2/3% of corporation's outstanding voting stock at an annual meeting or special meeting, excluding shares owned by the interested stockholder.



                         TRANSFER AGENT AND REGISTRAR


     Signature Transfer, Inc. Dallas, Texas, is the transfer agent and registrar for the Common Stock of the Company.



                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Beckman, Millman and Sanders, L.L.P. a Professional Limited Liability Partnership, New York, New York. Members of the firm of Beckman, Millman & Sanders own 15,000 shares of the Common Stock of the Company.

                                    EXPERTS

     The financial statements for the periods ended December 31, 1996 and 1997 included herein have been audited by Robison, Hill & Co., Certified Public Accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.



                             ADDITIONAL INFORMATION

     The Company is a reporting company under the Securities Exchange Act of 1934, as amended. The Company has filed with the Washington, D.C. Office of the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Act with respect to the Common Stock offered hereby. This Prospectus filed as a part of the Registration Statement does not contain all of the information contained in the Registration Statement and the exhibits thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and in each instance, reference is made to such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and exhibits may be inspected without charge and copied at the Washington office of the Commission, 450 Fifth Street,

N.W., Washington, DC 20549, and copies of such material may be obtained at prescribed rates from the Commission's Public Reference Section at the same address.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants                     F-1

Consolidated Balance Sheets, December 31, 1997 and 1996                F-2

Consolidated Statements of Operations, For the Years
Ended December 31, 1997 and 1996                                       F-4

Consolidated Statement of Changes in Stockholders'
Equity for The Years Ended December 31, 1997 and 1996                  F-5

Consolidated Statements of Cash Flows, For the Years
Ended December 31 1997 and 1996                                        F-6

Notes to Consolidated Financial Statements                             F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Eat At Joe's, Ltd.:

     We have audited the accompanying consolidated balance sheet of East At Joe's, Ltd. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eat At Joe's, Ltd. and subsidiaries (formerly a development stage enterprise) as of December 31, 1997 and 1996 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                Respectfully  submitted ROBISON,
                                                HILL & Co.


                                                /s/ Robison, Hill & Co.
                                                Certified Public Accountants

Salt Lake City, Utah
March 23, 1998

                       EAT AT JOE'S LTD., AND SUBSIDIARIES
                    (Formerly a development stage enterprise)
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996



                                                           1997          1996
                                                      -----------     ---------
ASSETS
Current Assets:
Cash and cash equivalents ......................      $   232,601      $ 35,016
Receivables ....................................             --          70,000
Inventory ......................................            7,488          --
Other ..........................................              400          --
Prepaid expense ................................           30,993         3,975
Deposits .......................................           12,701        10,991
                                                      -----------      --------

     Total Current Assets ......................          284,183       119,982
                                                      -----------      --------

Property and equipment:
Equipment ......................................          279,667          --
Office furniture ...............................            1,000          --
Leasehold improvements .........................        1,527,099        12,495
                                                      -----------      --------
                                                        1,807,766        12,495
Less accumulated depreciation ..................          (11,546)         --
                                                      -----------      --------

                                                        1,796,220        12,495
                                                      -----------      --------

Other Assets:
Intangible and other assets
net of $2,150 amortization in 1997 .............          234,569       158,595
                                                      -----------      --------

     Total Assets ..............................      $ 2,314,972      $291,072
                                                      ===========      ========

                       EAT AT JOE'S LTD., AND SUBSIDIARIES
                    (Formerly a development stage enterprise)
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996
                                   (Continued)



                                                      1997              1996
                                                   -----------      -----------
LIABILITIES
Current Liabilities:
Accounts payable .............................     $   347,295      $     7,235
Accrued liabilities...........................          87,500             --
Short-term notes payable .....................         264,940             --
Shareholders loans ...........................         702,922           12,500
                                                   -----------      -----------

     Total Liabilities .......................       1,402,657           19,735
                                                   -----------      -----------


STOCKHOLDERS EQUITY
Preferred stock - $0.0001 par value ..........
  10,000,000 shares authorized;
  none issued and outstanding ................            --               --
Common Stock - $0.0001 par value .............
  50,000,000 shares Authorized ...............
  12,733,805 and 11,833,805 issued
  and Outstanding, respectively ..............           1,273            1,183
Common Stock To Be Issued ....................               4             --
Additional paid-in capital ...................       2,284,295        1,344,389
Retained deficit .............................      (1,373,257)      (1,074,235)
                                                   -----------      -----------

     Total Stockholders' Equity ..............         912,315          271,337
                                                   -----------      -----------

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY .........................     $ 2,314,972      $   291,072
                                                   ===========      ===========













   The accompanying notes are an integral part of these financial statements.

                       EAT AT JOE'S LTD., AND SUBSIDIARIES
                    (Formerly a development stage enterprise)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1997, AND 1996



                                                         1997            1996
                                                       ---------       --------

Revenues ........................................      $  84,781       $   --
Cost of revenues ................................         56,855           --
                                                       ---------       --------

Gross Margin ....................................         27,926           --

Expenses
   General and administrative ...................        322,644         14,762
                                                       ---------       --------

Net loss from continuing operations .............       (294,718)       (14,762)
                                                       ---------       --------

Other Income (Expense)
   Interest income ..............................          3,759           --
   Interest expense .............................         (7,311)        (3,938)
   Loss on sale of assets .......................           (752)          --
                                                       ---------       --------

Net Other Income (Expense) ......................         (4,304)        (3,938)
                                                       ---------       --------

Net loss before income taxes ....................       (299,022)       (18,700)
Income tax expense (benefit) ....................           --             --
                                                       ---------       --------

Net Loss ........................................      $(299,022)      $(18,700)
                                                       =========       ========

Basic Loss Per Common Share: ....................      $    (.02)      $   --












     The accompanying notes are an integral part of these financial statements.


                       EAT AT JOE'S LTD. AND SUBSIDIARIES
                     (Formerly a development stage company)
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997, AND 1996



                                     Common Stock                            Additional
                                    To Be Issued           Common Stock       Paid-in     Retained
                                  Shares     Amount      Shares     Amount    Capital      Deficit
                                ---------  ---------  ----------  ---------  ----------  -----------

Balances at January 1, 1996 ..       --    $    --       314,350  $      31  $1,055,504  $(1,055,535)

Adjustment in connection
with pooling of interests ....       --         --     5,505,000        550     219,037         --
                                ---------  ---------  ----------  ---------  ----------  -----------

Balances at January 1, 1996,
as restated ..................       --         --     5,819,350        581   1,274,991   (1,055,535)

May 1996, shares issued
   to Company for cash .......       --         --        14,455          2       9,998         --

November 1996, shares
issued in Reg D-504
offering .....................       --         --     6,000,000        600      59,400         --

Net loss for the year ........       --         --          --         --          --        (18,700)
                                ---------  ---------  ----------  ---------  ----------  -----------

Balances at December 31,
 1996.........................       --         --    11,833,805      1,183   1,344,389   (1,074,235)

March 1997, shares issued
   on exercise of warrants ...       --         --       400,000         40     399,960         --

April 1997, shares issued on
   exercise of warrants ......       --         --       300,000         30     299,970         --

November 1997 shares
issued on exercise of
warrants .....................     40,000          4     200,000         20     239,976         --

Net loss for the year ........       --         --          --         --          --       (299,022)
                                ---------  ---------  ----------  ---------  ----------  -----------

Balance at December 31,
 1997.........................     40,000  $       4  12,733,805  $   1,273  $2,284,295  $(1,373,257)
                                =========  =========  ==========  =========  ==========  ===========



     The accompanying notes are an integral part of these financial statements.

                       EAT AT JOE'S LTD. AND SUBSIDIARIES
                     (Formerly a development stage company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997, AND 1996



                                                            1997         1996
                                                         -----------   --------
Cash Flows From Operating Activities
   Net loss for the period ............................  $  (299,022)  $(18,700)
Adjustments to reconcile net loss to net cash
   Provided by operating activities
     Loss from sale of marketable securities ..........          752       --
     Depreciation .....................................       11,546       --
     Payment of organization costs ....................      (78,124)    (8,558)
     Amortization of organization costs ...............        2,150       --
     Decrease (Increase) in Receivables ...............       70,000       --
     Increase in inventory ............................       (7,488)      --
     Increase in other assets .........................         (400)      --
     Increase in prepaid expense ......................      (27,018)    (3,975)
     Decrease (increase) in deposits ..................       (1,710)   (10,991)
     Increase in accounts payable and accrued liablities     427,560      7,235
                                                         -----------   --------

Net Cash Provided by (Used in) Operating Activities ...       98,246    (34,989)
                                                         -----------   --------

Cash Flows From Investing Activities
   Purchase of property and equipment .................   (1,795,271)   (12,495)
   Proceeds from sale of marketable securities ........      143,248       --
   Purchase of marketable securities ..................     (144,000)      --
                                                         -----------   --------

Net Cash Provided by Investing Activities .............   (1,796,023)   (12,495)
                                                         -----------   --------

Cash Flows From Financing Activities
   Issuance of common stock ...........................      940,000     70,000
   Advances from majority stockholders ................      690,422     12,500
   Proceeds from short-term notes payable .............      264,940       --
                                                         -----------   --------

Net Cash Provided by Financing Activities .............    1,895,362     82,500
                                                         -----------   --------

Increase in Cash ......................................      197,585     35,016
Cash at beginning of period ...........................       35,016       --
                                                         -----------   --------

Cash at End of Period .................................  $   232,601   $ 35,016
                                                         ===========   ========

                       EAT AT JOE'S LTD. AND SUBSIDIARIES
                     (Formerly a development stage company)
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997, AND 1996
                                   (Continued)



                                                        1997          1996
                                                    ------------  ------------
Supplemental Disclosure of Interest and
 Income Taxes Paid
   Interest paid for the period ..................  $       --    $      3,938
                                                    ============  ============

   Income taxes paid for the period ..............  $       --    $       --
                                                    ============  ============

Supplemental Disclosure of Non-cash Investing
 and Financing Activities
   Intangible Assets Acquired with Issuance of
      Common stock ...............................  $    149,832  $       --
                                                    ============  ============

   Organization Costs Acquired with Issuance
      Common stock ...............................  $        200  $       --
                                                    ============  ============






















   The accompanying notes are an integral part of these financial statements.

                       EAT AT JOE'S LTD. AND SUBSIDIARIES
                     (Formerly a development stage company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997, AND 1996


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     This summary of accounting policies for Eat At Joe's, Ltd. And subsidiaries is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Organization and Basis of Presentation

     Eat At Joe's Ltd. (Company) was incorporated on January 6, 1988, under the laws of the State of Delaware, as a wholly-owned subsidiary of Debbie Reynolds Hotel and Casino, Inc. (DRHC) (formerly Halter Venture Corporation or Halter Racing Stables, Inc.) a publicly-owned corporation. DRHC caused the Company to register 1,777,000 shares of its initial 12,450,000 issued and outstanding shares of common stock with the Securities and Exchange Commission on Form S-18. DRHC then distributed the registered shares to DRHC stockholders.

     During the period September 30, 1988 to December 31, 1992, the Company remained in the development stage while attempting to enter the mining industry. The Company acquired certain unpatented mining claims and related equipment necessary to mine, extract, process and otherwise explore for kaolin clay, silica, feldspar, precious metals, antimony and other commercial minerals from its majority stockholder and other unrelated third-parties. The Company was unsuccessful in these start-up efforts and all activity was ceased during 1992 as a result of foreclosure on various loans in default and/or the abandonment of all assets.

     From 1992 until 1996 the Company has had no operations, assets or liabilities.

Principles of Consolidation

     The consolidated financial statements include the accounts of Eat At Joe's, LTD. And its wholly- owned subsidiary, E.A.J. Holding Corporation, a Delaware corporation ("Holding"). Holding includes the accounts of its wholly-owned subsidiaries, E.A.J. PHL Airport, Inc. a Pennsylvania corporation, Eat At Joe's
U. of P., Inc. a Pennsylvania corporation, E.A.J. Cherry Hill, Inc., a New Jersey corporation, Eat At Joe's Harborplace, Inc., a Maryland corporation, Eat At Joe's Neshaminy, Inc. a Pennsylvania corporation, Eat At Joe's Plymouth, Inc., a Pennsylvania corporation, E.A.J. Echelon Mall, Inc., a New Jersey corporation, E.A.J. Gallery, Inc., a Pennsylvania corporation, E.A.J. Moorestown, Inc., a New Jersey corporation, and E.A.J. Shoppingtown,Inc., a New York corporation. All significant intercompany accounts and transactions have been eliminated.

                       EAT AT JOE'S LTD. AND SUBSIDIARIES
                     (Formerly a development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997, AND 1996
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Nature of Business

     The Company is developing, owns and operates theme restaurants styled in an "American Diner" atmosphere.

Inventories

     Inventories consist of food, paper items and related materials and are stated at the lower of cost (first-in, first-out method) or market.

Income Taxes

     The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No.109 requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities.

Depreciation

     Office furniture, equipment and leasehold improvements, are stated at cost. Depreciation and amortization are computed using the straight-lin method over the estimated economic useful lives of the related assets as follows:


      Office furniture                                   5-10 years
      Equipment                                          5-7 years
      Leasehold improvements                             8-15  years


     Maintenance and repairs are charged to operations; betterments are capitalized. The cost of property sold or otherwise disposed of and the accumulated depreciation thereon are eliminated from the property and related accumulated depreciation accounts, and any resulting gain or loss is credited or charged to income.

Amortization


     Organization costs are amortized over a sixty month period. Intangible assets are amortized over useful life of 10 years.

                       EAT AT JOE'S LTD. AND SUBSIDIARIES
                     (Formerly a development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997, AND 1996
                                   (Continued)


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

     The Company has adopted the Financial Accounting Standards Board SFAS No., 121, "Accounting for the Impairment of Long-lived Assets." SFAS No. 121 addresses the accounting for (i) impairment of long-lived assets, certain identified intangibles and goodwill related to assets to be held and used, and
(ii) long-live lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows from the used of the asset and its eventual disposition (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized.

Pervasiveness of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

     The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash balances with one financial institution, in the form of demand deposits.

Reverse Stock Split

     Effective May 3, 1997 the Stockholders approved a 50 to 1 reverse split of the common stock and effective October 7, 1997 the Stockholders approved a 4 to 1 reverse split. The financial statements have been retroactively restated to reflect the reverse stock split as if it had been effective prior to the earliest date presented.

                       EAT AT JOE'S LTD. AND SUBSIDIARIES
                     (Formerly a development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997, AND 1996
                                   (Continued)


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Earnings (Loss) Per Share

     In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share" (EPS). SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. The application of SFAS No. 128 had no effect of the earnings per share for 1996 as previously reported.


     Diluted net income per common share was calculated based on an increased number of shares that would be outstanding assuming that the 1,060,000 warrants are converted to 1,060,000 common shares. The effect of outstanding common stock equivalents are antidilutive for 1997 and 1996 and are thus not considered.


     The reconciliations of the numerators and denominators of the basic earnings per share computations are as follows:

                             For the Year Ended 1997        For the Year Ended 1996
                         -------------------------------  ----------------------------

                                               Per Share                     Per Share
                           Income      Shares    Amount    Income     Shares   Amount

Basic EPS
  Income available to
    common shareholders  $(299,022)  11,729,107  $ (.02)  $(18,700)  6,535,247  $    -
                         ==========  ==========  =======  =========  =========  ======

                       EAT AT JOE'S LTD. AND SUBSIDIARIES
                     (Formerly a development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997, AND 1996
                                   (Continued)


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Reclassifications

     Certain reclassifications have been made in the 1996 financial statements to conform with the 1997 presentation.


NOTE 2 - SHORT-TERM NOTES PAYABLE

     Short-Term Notes Payable consist of loans from unrelated entities as of December 31, 1997. The notes are payable one year from the date of issuance together with interest at 6.50% A.P.R.


NOTE 3 - INCOME TAXES

     Deferred taxes result from temporary differences in the recognition of income and expenses for income tax reporting and financial statement reporting purposes. Deferred benefits of $71,000 and $4,000 for the years ended December 31, 1997 and 1996 respectively, are the result of net operating losses and the gaming license rights reserve.

     The Company has recorded net deferred income taxes in the accompany consolidated balance sheets as follows:

                                                           As at December 31,
                                                          1997           1996
Future deductible temporary differences related to
   Reserves, accruals, and net operating losses        $ 387,000      $ 341,000
Valuation allowance                                     (387,000)      (341,000)
                                                       ----------     ----------
Net Deferred Income Tax                                $       -      $       -
                                                       ==========     ==========

     As of December 31, 1997, the Company had a net operating loss ("NOL") carry forward for income tax reporting purposes of approximately $1,141,000 available to offset future taxable income. This net operating loss carry forward expires at various dates between December 31, 2003 and 2012. A loss generated in a particular year will expire for federal tax purposes if not utilized within 15 years. Additionally, the Internal Revenue Code contains provisions which could reduce or limit the availability and utilization of these NOLs if certain ownership changes have taken place or will take place. In accordance with SFAS No. 109, a valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax asset will not be realized. Due to the uncertainty with respect to the ultimate realization of the NOLs, the Company established a valuation allowance for the entire net deferred income tax asset of $387,000 as of December 31, 1997. Also consistent with SFAS No. 109, an allocation of the income (provision) benefit

                       EAT AT JOE'S LTD. AND SUBSIDIARIES
                     (Formerly a development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997, AND 1996
                                   (Continued)

NOTE 3 - INCOME TAXES (Continued)

has been made to the loss from continuing operations.

     The difference between the effective income tax rate and the federal statutory income tax rate on the loss from continuing operations are presented below:

                                                            As at December 31,
                                                             1997       1996
Benefit at the federal statutory rate of 34%            $   71,000  $     4,000
Nondeductible expenses                                      (1,000)           -
Utilization of net operating loss carryforward             (70,000)      (4,000)
                                                        ----------  -----------
                                                        $        -  $         -
                                                        ==========  ===========

NOTE 4 - PURCHASE OF SUBSIDIARIES


     On January 1, 1997 the shareholders of the Company approved an agreement whereby 5,505,000 shares of the Company's common stock was exchanged for a 100% interest in E.A.J. Holding Corporation, Inc. ("Holding"), a Delaware corporation. Holding, which was organized on February 14, 1997, had total assets with a historical cost value of $150,037, consisting of the Eat at Joe's trade mark, business plan, graphics, illustrations/renderings, corporate brochure and website with a historical value of $149,837, organization costs of $200 and no liabilities on the date of the exchange.


     During March, 1997 Holding acquired 100% of the issued and outstanding stock of E.A.J.: PHL, Airport Inc. ("PHL Airport"), a Pennsylvania corporation organized August 19, 1996 for $25,000. At the time of the acquisition PHL Airport had assets with a historical cost value of $37,500, consisting of developmental costs and organizational costs and liabilities of $12,500.

     These transactions have been accounted for as a reorganization of ownership interests between related parties as if it were a "Pooling of Interest." Accordingly, assets and liabilities are reflected at their historical values. The accompanying financial statements for 1997 are based on the assumption that the companies were combined for the full year, and the financial statements of 1996 have been restated to give effect to the combination.

     Following is a reconciliation of the amounts of net sales and net income previously reported for 1996 with restated amounts:

                       EAT AT JOE'S LTD. AND SUBSIDIARIES
                     (Formerly a development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997, AND 1996
                                   (Continued)


NOTE 4 - PURCHASE OF SUBSIDIARIES (continued)


                                                      Year Ended
                                                  December 31, 1996

Revenues:
  As previously reported                            $           -
  Acquired companies                                            -
                                                    -------------
  As restated                                       $           -
                                                    =============

Net Loss:
  As previously reported                            $      13,288
  Acquired companies                                        5,412
                                                    -------------
  As restated                                       $      18,700
                                                    =============


NOTE 5 - RENT AND LEASE EXPENSE

     The Company occupies various retail restaurant space under operating leases beginning October 1997 and expiring at various dates through 2012.

     The minimum future lease payments under these leases for the next five years are:

  Year Ended December 31,                   Real Property     Equipment
  -----------------------                   -------------     ---------
         1998                                $   298,320       $      -
         1999                                    298,320              -
         2000                                    298,320              -
         2001                                    298,320              -
         2002                                    298,320              -
                                            -------------     ---------

Total minimum future lease payments          $ 1,491,600       $      -
                                            ============      =========

     The leases generally provides that insurance, maintenance and tax expenses are obligations of the Company. It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties.

                       EAT AT JOE'S LTD. AND SUBSIDIARIES
                     (Formerly a development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997, AND 1996
                                   (Continued)

NOTE 6 - RELATED PARTY TRANSACTIONS

     The Company utilized office space that is shared with companies controlled by two officers of the Company. During 1997 Cozco Management received $546,574 as reimbursement for rent, telephone, equipment, travel, automotive salaries and other shared expenses. During 1997 the two officers and/or companies controlled by the two officers paid expenses and made advances to the Company totaling $702,922.

NOTE 7 - PRIVATE PLACEMENT OF COMMON STOCK

     On November 11, 1996 the Company completed a Regulation D section 504 private placement whereby the Company issued 600,000 common shares for $60,000. Each share included detachable warrants to purchase one common share at $1.00 per share.

NOTE 8 - SELECTED FINANCIAL DATA (Unaudited)

     The following table set forth certain unaudited quarterly financial information:

                                                1997 Quarters Ended
                                      Mar 31      Jun 30     Sep 30     Dec 31
                                     --------   ---------   --------   ---------
Income statement data:
   Net sales ......................  $   --     $    --     $   --     $ 84,781
   Gross profit ...................      --          --         --       27,926
                                     --------   ---------   --------   --------
   Income (loss) from operations ..   (60,733)   (152,046)   (68,971)   (12,968)
Other income ......................         6       1,926      1,075     (7,311)
                                     --------   ---------   --------   --------

Income (loss) before tax ..........   (60,727)   (150,120)   (67,896)   (20,279)

Income tax (provision) benefit ....      --          --         --         --
                                     --------   ---------   --------   --------

Net Income (Loss) .................  $(60,727)  $(150,120)  $(67,896)  $(20,279)
                                     ========   =========   ========   ========

                       EAT AT JOE'S LTD. AND SUBSIDIARIES
                     (Formerly a development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997, AND 1996
                                   (Continued)


NOTE 8 - SELECTED FINANCIAL DATA (Unaudited) (continued)

                                                1996 Quarters Ended
                                       Mar 31     Jun 30     Sep 30     Dec 31
                                     ---------  ---------   --------   ---------
Income statement data:
   Net sales ......................  $   --     $    --     $   --     $   --
   Gross profit ...................      --          --         --         --
                                     --------   ---------   --------   --------
   Income (loss) from operations ..   (10,000)       --         --       (4,762)
Other income ......................      --          --         --       (3,938)
                                     --------   ---------   --------   --------

Income (loss) before tax ..........   (10,000)       --         --       (8,700)

Income tax (provision) benefit ....      --          --         --         --
                                     --------   ---------   --------   --------

Net Income (Loss) .................  $(10,000)  $    --     $   --     $ (8,700)
                                     ========   =========   ========   ========

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                          ---------------------------

                               TABLE OF CONTENTS



                                          PAGE

Prospectus Summary.....................
Risk Factors...........................
Use of Proceeds........................
Dilution...............................
Dividend Policy........................
Capitalization.........................
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................
Business...............................
Management.............................
Certain Transactions...................
Principal Shareholders.................
Description of Securities..............
Underwriting...........................
Legal Matters..........................
Experts................................
Additional Information.................
Index to Consolidated Financial
  Statements...........................



                          ----------------------------

UNTIL            , 1998 (25 DAYS AFTER THE DATE OF THE PROSPECTUS),  ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------


                               EAT AT JOE'S, LTD.



                               EAT AT JOE'S LOGO


                             ________________ SHARES





                         ------------------------------

                                   PROSPECTUS
                         ------------------------------

                                           , 1998

             ------------------------------------------------------
             ------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     See "Management - Personal Liability and Indemnification of Directors."




ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the distribution of the shares registered hereby, are set forth in the following table:



        SEC registration fee........................................ $ 2,500

        Legal fees and expenses.....................................  50,000

        Accounting fees and expenses................................  17,500

        Blue Sky fees and expenses..................................   7,500

        Transfer agent fees and expenses............................   1,000

        Printing and engraving expenses.............................   2,000

        Miscellaneous...............................................   2,000
                                                                       -----

          Total..................................................... $82,500



ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     In November 1996, the Company raised $60,000 through the issuance 600,000 shares of its Common Stock and warrants to acquire 2,000,000 shares at an excise price of $1.00 per share. The offering was exempt from registration pursuant to Regulation D Section 504. In 1997, 940,000 warrants were exercised against payment of $940,000.

     In January, 1997 the shareholders of the Company adopted an agreement whereby 5,505,000 shares of the Company's Common Stock was exchanged for a 100% interest in E.A.J. Holding Corporation, Inc. Messrs. Joseph Fiore and Andrew

Cosenza, Jr., the Company's Chairman and President, were the owners of all the outstanding shares of E.A.J. Holding Corporation, Inc. The Company issued its shares upon an exemption from registration under Section 4(2) of the Securities Act.


     In March, 1998, the Company sold 51 shares of its Series A Convertible Preferred Stock to a total of 8 accredited investors pursuant to an exemption from registration under the Section 4(2) and/or Regulation D or as an alternative, Regulation S of the Act. The Company received proceeds of approximately $797,000 from the sale of the securities. As of the date of this prospectus the shares are convertible and warrants exercisable into 588, 641 shares of Common Stock of the Company.

     On May 5 1998, the Company sold 30 shares of its Series B Convertible Preferred Stock to a total of 3 accredited investors pursuant to an exemption from registration under the Section 4(2) and/or Regulation D. The Company received proceeds of approximately $484,,000 from the sale of the securities. As of the date of this prospectus the shares are convertible and warrants exercisable into 555,495 shares of Common Stock of the Company.

     On May 21, 1998, the Company sold 34 shares of its Series B Convertible Preferred Stock to a total of 2 accredited investors pursuant to an exemption from registration under the Section 4(2) and/or Regulation D. The Company received proceeds of approximately $549,,000 from the sale of the securities. As of the date of this prospectus the shares are convertible into 414,222 shares of Common Stock of the Company.

     On July 31, 1998, the Company sold its 8% convertible debenture in the principal amount of $450,000 to an accredited investor pursuant to an exemption from registration under Section 4(2) and/or Regulation D. The Company received proceeds of approximately $ 383,988 from the sale of the securities. As of the date of this prospectus, the shares are convertible and warrants exercisable into 287,004 shares of Common Stock of the Company.


                                INDEX TO EXHIBITS


ITEM 27. EXHIBITS.

PAGE
EXHIBIT NO.                                 DESCRIPTION OF EXHIBIT
-------------------------------------------------------------------------------

     3.1  Articles of Incorporation(1)
     3.2  By-laws(1)
     4.1  Certificate of Designations-Series A Convertible Preferred Stock
     4.2  Certificate of Designations-Series B Convertible Preferred Stock
     4.3  Form of Warrant Agreement
     5.1  Opinion of Beckman, Millman & Sanders, L.L.P.
    10.1  Consulting Agreement-Wall Street Group, Ltd.
    10.2  Indenture of Lease between University of Pennsylvania and Eat at Joe's
          U. of P., Inc.
    10.3 Lease Abstract between Cherry Hill Center, Inc. and Eat at Joe's Cherry Hill, Inc.

    10.4  Lease Abstract  between Echelon Mall,  Inc. and E.A.J.  Eachelon Mall,
          Inc.
    10.5  Lease  Information  Form  between  E.A.J.   PHL,  Airport,   Inc.  and
          Marketplace Redwood Limited Partnership
    10.6 Lease Abstract between Eat at Joe's U. of P., Inc. and UCA Realty Group, Inc.
    10.7 Lease Abstract between Rouse Philadelphia, Inc. and Eat at Joe's Gallery, Inc.
    10.8 Lease Information Form between E.A.J. Enterprises, Inc. and First Fidelity Bank, N.A
    10.9 Lease Abstract between Eat at Joe's Harbor Place, Inc. and Baltimore Center, Inc.
    10.10 Lease Abstract between E.A.J. Shoppington, Inc. and Wilmorite, Inc.
    10.11 Lease Abstract between Eat at Joe's Neshaminy, Inc. and General Growth Properties, Inc.
    10.12 Lease Abstract between Eat at Joe's Plymouth Incorporate and Plymouth Meeting, Inc.
    10.13 Lease Abstract between E.A.J. Danbury, Inc. and Wilmorite, Inc.*
    10.14 Registration of trade name for Eat at Joe's
    21    Subsidiaries of the Company.
    23.1  Consent of Robison, Hill & Co.
    24.2  Consent of Beckman, Millman & Sanders, L.L.P. (included in Exhibit 5).
    27.1  Financial Data Schedule

(1) Previously filed.
  * To be filed by Amendment


ITEM 28. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned small business issuer hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii)reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.


          (2) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or
     (4) or Rule 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.



          (3) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Scarsdale, State of New York, on August 24, 1998.



                                          EAT AT JOE'S, LTD

                                          By /s/ Joseph Fiore
                                          ------------------------------------
                                          Joseph Fiore
                                          Chairman of the Board and
                                          Chief Executive Officer


     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                          TITLE                           DATE


       /s/ JOSEPH FIORE          Chairman of the Board,       August 25, 1988
                                 Chief Executive Officer
                                 and Principal Financial
-------------------------------- Officer
           Joseph Fiore



      /s/ ANDREW COSENZA, JR.    President                    August 25, 1998

--------------------------------
          Andrew Cosenza, Jr.


      /s/ JAMES MYLOCK           Director                     August 25, 1998
--------------------------------
          James Mylock

      /s/ TIM MATULA             Director                     August 25, 1998
--------------------------------
          Tim Matula